EXHIBIT 5

JEFFREY G. KLEIN, P.A.

2600 North Military Trail,  Suite 270

Boca Raton, Florida 33431

Telephone: (561)997-9920	Telefax: (561)241-4943

November 25,  2008

Theodore Farnsworth, CEO

450 East Las Olas Blvd., Suite 830

Fort Lauderdale, Florida 33301

Re: Registration Statement on Form S-8

Dear Mr. Farnsworth:

We have acted as counsel to Purple Beverage Company, Inc., a Nevada corporation (the “Company”), in connection with the preparation and filing by the Company with the Securities and Exchange Commission of the Company’s Registration Statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement relates to eight  million (8,000,000) shares of the Company’s common stock, $0.001  par value per share (“Common Stock”), which the Company may issue from time to time pursuant to the 2007 Incemtive Plan  (the “Plan”).

We have examined such corporate records, documents, instruments and certificates of the Company and have received such representations from Mr. Farnsworth and have reviewed such questions of law as we have deemed necessary, relevant or appropriate to enable us to render the opinion expressed herein. In such examination, we have assumed, without independent investigation, the genuineness of all signatures and authenticity of all documents, instruments, records and certificates submitted to us as originals.

Based upon such examination and review and upon the representations made to us by Mr. Farnsworth, the Company’s chief executive officer and director, we are of the opinion that when the Registration Statement becomes effective under the Securities Act and the Shares are issued in accordance with the terms and conditions of the Plan, and the payment of any required consideration,  the Shares will constitute validly issued, fully paid and non-assessable securities of the Company.

The opinion expressed herein is limited to the corporate laws of the State of Nevada and we express no opinion as to the effect on the matters covered of the laws of any other jurisdiction.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to all references to the firm in the Registration Statement. In giving this consent, we do not thereby admit that we are included within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations promulgated thereunder.

Sincerely,

/s/ Jeffrey G. Klein

Jeffrey G. Klein